EXHIBIT 99.1

Press Release

Source: Coates International Ltd.

GEORGE J. COATES MAKES $100,000 FURTHER INVESTMENT IN COATES INTERNATIONAL, LTD. PURCHASING ANOTHER 90,909,091 SHARES OF COMPANY COMMON STOCK BY CONVERTING PROMISSORY NOTES

Wall Township, NJ – (Marketwired – May 20, 2016) For Immediate Release: Coates International, Ltd. (OTC PINK: COTE) (the “Company”)

On May 19, 2016, George J. Coates, President, Chief Executive Officer and majority shareholder, converted $100,000 of 17% promissory notes including $52,000 of accrued interest, due from the Company to Mr. Coates, into unregistered, restricted shares of common stock of the Company at the closing price per share of $0.0011 on May 19, 2016. These promissory notes arose from cash lent to the Company for working capital purposes from Mr. Coates’ personal funds. Accordingly, the Company issued 90,909,091 restricted shares of its common stock to Mr. Coates. This transaction improves the Company’s balance sheet by reducing current liabilities by $100,000 and reducing the amount of the stockholders’ deficiency by the same amount.

It should be noted that Mr. Coates has demonstrated his substantial commitment to and faith in the Company as evidenced by his deferral of all of his salary for more than the last three years since January 2013 amounting to approximately $827,000. In addition, Mr. Coates has been providing working capital to fund the Company’s operations from time to time since September 2010 in the form of 17% promissory notes. As of the date hereof, the balance due to Mr. Coates, consisting of unpaid accrued interest was approximately $305,000. Furthermore, Bernadette Coates, the spouse of Mr. Coates is owed a total of approximately $289,000 in unpaid deferred salary since the January 2013 and promissory notes from working capital provided to the Company from time to time since April 2012, including accrued interest thereon.

Company management believes that Mr. Coates’ investment of $100,000 represents a vote of confidence in the Company’s ability to carry out its business plan to manufacture and distribute the world-wide patented Coates Spherical Rotary Valve (“CSRV”) system technology products.

Mr. Coates stated: “I agreed to convert these promissory notes because I wanted to express my continued confidence in the Company and also felt that the recent trading price range of our stock made this an attractive opportunity.”

There can be no assurance that the Company will be successful in any of its endeavors.

Safe Harbor Statement:

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Please see our filings with the Securities and Exchange Commission. Our public filings with the SEC may be viewed and printed on the website maintained by the SEC at http://www.sec.gov.

Contact Information:

Coates International, Ltd.

Phone: 732-449-7717

Fax: 732-449-0764

www.coatesengine.com

www.mostadvancedengine.com